Consent of Independent Registered Public Accounting Firm


To the Board of Directors and Members of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:


We consent to the use of our reports dated May 23, 2005 with respect to the statements of assets and liabilities of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC-Multi-Strategy Series G and Series M, including the schedules of investments as of March 31, 2005, and the related statements of operations for the year ended March 31, 2005, the statements of changes in members' capital for each of the years in the two-year period ended March 31, 2005, the statements of cash flows for the year ended March 31, 2005, and the financial highlights for each of the years in the two-year period ended March 31, 2005 and the period from January 1, 2003 (commencement of operations) to March 31, 2003, each of which is incorporated by reference in the Post-Effective Amendment No. 5 to the Registration Statement dated August 1, 2005 on Form N-2 of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC.

We also consent to the references to our firm under the headings "Independent Registered Public Accounting Firm and Legal Counsel","Financial Highlights", and "Inquiries and Financial Information" in the Prospectus.

/s/ KPMG LLP

New York, New York
August 1, 2005


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